EXHIBIT 5.1

W. Eric Marr Senior Counsel PPL 645 Hamilton Street Allentown, PA 18101 Tel. 610.774.7445 Fax 610.774.4102

February 14, 2025

PPL Corporation

645 Hamilton Street

Allentown, PA 18101

Ladies and Gentlemen:

I am Senior Counsel of PPL Services Corporation, an affiliate of PPL Corporation, a Pennsylvania corporation (the “Company”), and as such am familiar with its affairs, including the proceedings in connection with (i) the offer and sale from time to time of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $2,000,000,000 (the “Shares”) pursuant to the Equity Distribution Agreement, dated February 14, 2025 (the “Distribution Agreement”), among the Company and Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as managers (each, a “Manager,” and, collectively, the “Managers”), Barclays Bank PLC, Bank of America, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, Royal Bank of Canada, The Bank of Nova Scotia and Wells Fargo Bank, National Association (each, in its capacity as purchaser under any forward sale agreement, a “Forward Purchaser” and collectively, the “Forward Purchasers”) and Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (each, as agent for its affiliated Forward Purchaser in connection with the offering and sale of any shares of the Common Stock in connection with a forward sale agreement, a “Forward Seller” and collectively, the “Forward Sellers”) and (ii) the issuance and sale from time to time of shares of the Common Stock pursuant to the Master Forward Confirmations, dated February 14, 2025, between the Company and each Forward Purchaser (each a “Forward Confirmation” and, together, the “Forward Confirmations”).

Upon my familiarity with the Company, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that:

1.

The Shares to be issued and sold by the Company pursuant to the Distribution Agreement have been duly authorized and, when issued and delivered by the Company in accordance with the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable; and

2.

The shares of Common Stock, if any, to be issued and sold by the Company pursuant to the Forward Confirmations (whether upon physical settlement, net share settlement or otherwise) have been duly authorized and, when issued and delivered by the Company in accordance with the Forward Confirmations, such shares of Common Stock will be validly issued, fully paid and nonassessable.

I hereby authorize and consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof and to its incorporation by reference into the Company’s registration statement on Form S-3ASR (File No. 333-277140) (the “Registration Statement”) filed with the Commission under the Securities Act of 1933, as amended (the “Act”). In addition, I authorize and consent to the references to me under the caption “Experts” in the prospectus supplement relating to the Shares forming a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.

Very truly yours,

By:	/s/ W. Eric Marr
Name: W. Eric Marr
Title: Senior Counsel